UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 23, 2010

DineEquity, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203
(Address of Principal Executive Offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 23, 2010, two subsidiaries of DineEquity, Inc. (the “Company”), Applebee’s Restaurants North LLC and Applebee’s Restaurants Inc., entered into an Asset Purchase Agreement (the “Agreement”) with Apple American Group, LLC (“Apple American”).  Pursuant to the Agreement, Apple American (or one of its wholly-owned subsidiaries) will purchase substantially all of the assets, and assume lease and related obligations, of the Company used in the operation of 63 Applebee’s Neighborhood Grill & Bar restaurants in the states of Minnesota and Wisconsin.  The Company will retain title to the real estate for three of the restaurants being sold, and will lease the properties to Apple American at market rates for a 20-year term.  The Company intends to sell these three parcels in the near future.  The transaction is expected to produce gross proceeds to the Company of $32 million, inclusive of $1.4 million of inventory and petty cash.

The Agreement does not contain a financing contingency, but closing is subject to regulatory processes related to liquor license transfers and other customary closing conditions.  The transaction is expected to close in the fourth quarter of 2010.

Apple American is the Company’s largest franchisee of Applebee’s Neighborhood Grill & Bar restaurants, with 206 restaurants in Ohio, Indiana, New Jersey, Delaware, Pennsylvania, West Virginia, Washington State, California and Nevada.

The Company’s press release announcing the transaction is filed as an exhibit to this report.

Item 9.01       Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DineEquity, Inc.

Date: July 29, 2010	By:	/s/ Rebecca R. Tilden
Name: Rebecca R. Tilden
Title: Interim General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 23, 2010